Exhibit 23.1
Consent of Independent Auditors
The Board of Directors
Blucora, Inc:
We consent to the incorporation by reference in the following registration statements: (No. 333‑58422) on Form S‑8 of the InfoSpace, Inc. 2001 Nonstatutory Stock Option Plan and the InfoSpace, Inc. 1998 Employee Stock Purchase Plan, (No. 333‑198645) on Form S‑8 of the Blucora, Inc. Restated 1996 Flexible Stock Incentive Plan, (No. 333‑204585) on Form S‑8 of the Blucora, Inc. 2015 Incentive Plan, and (No. 333‑209218) on Form S‑8 of the Blucora, Inc. 2016 Equity Inducement Plan of our report dated May 15, 2015, with respect to the consolidated statements of financial condition of HDV Holdings, Inc. and its subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, shareholder’s investment, and cash flows for the years then ended and our report dated April 30, 2014, with respect to the consolidated statements of financial condition of HDV Holdings, Inc. and its subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, shareholder’s investment, and cash flows for the years then ended, which reports appear in the Form 8-K/A of Blucora, Inc. dated March 17, 2016.
/s/ KPMG LLP
Dallas, Texas
March 17, 2016